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                           CERTIFICATE OF CORRECTION
                OF THE RESTATED CERTIFICATE OF INCORPORATION OF
                           JATO COMMUNICATIONS CORP.

    Jato Communications Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies as follows:

    FIRST: The name of the corporation is Jato Communications Corp. The corporation was originally incorporated under the name Jato Communications Corporation.

    SECOND: A Restated Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on September 14, 1999, and requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

    THIRD: The inaccuracy or defect of the Restated Certificate of Incorporation to be corrected is as follows: the words ", Series B Stock and Series C Stock" should replace the words "and Series B Stock" immediately after the words "Series A Stock" in the second sentence of Section E.2.d.(i) of Article IV of the Restated Certificate of Incorporation.

    FOURTH: Section E.2.d. (i) of Article IV of the Restated Certificate of Incorporation, as so corrected, shall read in its entirety as follows:

             (i) The holders of Series B Stock, voting as a separate class on an as-converted basis, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock, Series A Stock, Series B Stock and Series C Stock, voting together as a class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors.

    IN WITNESS WHEREOF, the Company has executed this Certificate of Correction on the 22D day of December, 1999.


                                       JATO COMMUNICATIONS CORP.


                                       By: /s/ William D. Myers
                                          --------------------------------
                                          William D. Myers, Chief Financial
                                          Officer